CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM



The Board of Trustees and Shareholders
U.S. Global Investors Funds:


We consent to the use of our report dated August 22, 2005, for U.S. Treasury Securities Cash FUnd, U.S. Government Securities SAvings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, China Region Opportunity Fund, Global Resources Fund, World Precious Minerals Fund and Gold Shares Fund, each a protfolio of U.S. Global Investors Funds (Trust), incorporated herein by reference and to the references to our firm under under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Registered Public Accountants" in the Statement of Additional Information.


/s/ KPMG LLP
Boston, Massachusetts
October 27, 2005